Exhibit 4.2
FIRST SUPPLEMENTAL INDENTURE
          This First Supplemental Indenture, dated as of May 18, 2009 (this “Supplemental Indenture”), is entered into between GENERAL MILLS, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (f/k/a First Trust of Illinois, National Association), as Trustee (the “Trustee”).
WITNESSETH:
          WHEREAS, the Company and the Trustee have entered into that certain Indenture, dated as of February 1, 1996 (the “Indenture”);
          WHEREAS, Section 901(5) of the Indenture provides that the Company and the Trustee may amend the Indenture without the consent of any Holder with respect to Securities of any series created after the date hereof (the “Affected Securities”); and
          WHEREAS, the Company and the Trustee desire to amend Section 704 of the Indenture as it applies to Affected Securities.
          NOW, THEREFORE, for and in consideration of the premises set forth above, each of the Company and the Trustee agrees for the benefit of the other party and for the equal and ratable benefit of the Holders of the Affected Securities as follows:
ARTICLE 1
DEFINITIONS
          Section 1.01. All capitalized terms which are used herein and not otherwise defined herein are defined in the Indenture and are used herein with the same meanings as in the Indenture.
ARTICLE 2
AMENDMENTS
          Section 2.01. Section 704 of the Indenture is hereby amended and restated, with respect to any Affected Securities, in its entirety to read as follows:
          Section 704. Reports by Company.
     The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall be filed with the Trustee within 15 days after the same is filed with the Commission.
ARTICLE 3
MISCELLANEOUS
          Section 3.01. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects adopted, ratified and confirmed, and all of the terms, provisions and conditions thereof shall be and remain in full force and effect, and this Supplemental Indenture and all its provisions shall be deemed a part thereof.
          Section 3.02. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
          Section 3.03. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS AND RULES OF SAID STATE.
          Section 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
     IN WITNESS WHEREOF, the Company and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

GENERAL MILLS, INC.
By:	/s/ Kofi A. Bruce
	Name:	Kofi A. Bruce
	Title:	Vice President, Treasurer

U.S. BANK NATIONAL ASSOCIATION, As Trustee
By:	/s/ Richard Prokosch
	Name:	Richard Prokosch
	Title:	Vice President

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